EXHIBIT 99.1
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NEWS RELEASE

FOR IMMEDIATE RELEASE

                                     ACCESSITY CONTACT:   CHARLES R. HOLCOMB
                                                          (954)752-6161 EXT. 241

                                     CORPORATE WEB ADDRESS: WWW.ACCESSITY.COM




                  ACCESSITY CORP. REPORTS FIRST QUARTER RESULTS

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Coral Springs, FL, May 16, 2003....ACCESSITY CORP. [NASDAQ SMALLCAP: ACTY]
reported today that it had a net losS from continuing operations of $493,000, or $.05 per basic and diluted share, for the quarter ended March 31, 2003. In the comparable quarter of 2002, the Company recorded a net loss from continuing operations of $519,000 (the 2002 figure excludes the $3.1 million gain from the sale of its fleet services business). On a pretax basis, the loss of $493,000 was the same as the net loss, due to tax considerations in the 2003 quarter; this compares favorably with the pre-tax loss of $864,000 from continuing operations in the year-earlier quarter.

Revenues of $376,000 for the quarter were down from $833,000 in the comparable quarter of 2002 resulting primarily from the transfer of operating responsibility for its Internet-based claims management business with auto insurers to ClaimsNet, effective January 2003. In future quarters, the Company will report only royalty payments from this business, with no offsetting costs. Revenue from the Company's Affinity Services business declined by $120,000 to $235,000, compared with $355,000 in the 2002 quarter, reflecting non-renewal of memberships by participants in the automotive discounts and services programs the Company offers through financial institutions and membership organizations. Accessity has not yet recorded revenues from its newest business, Sentaur, which provides medical billing and subrogation services to hospitals underpaid by insurers and preferred provider organizations for services rendered to insured patients. However, Sentaur has commenced billings and expects to record revenues in the next quarter.

Selling and general & administrative expenses declined in the 2003 quarter an aggregate amount of $356,000 compared to the 2002 quarter.

"We are continuing our active exploration of a range of acquisition, merger and new-business opportunities as a part of our plan to diversify the Company," commented Barry Siegel, Chairman and CEO. "Meanwhile, we have pared down our expenses dramatically and that effort, which is continuing, will leverage our earnings when we start receiving revenues from Sentaur, royalties from ClaimsNet, and couple this with any acquisition we make. The Company remains free of debt, and we have nearly $5.4 million in cash and liquid investments available for any acquisition, merger or new business," Siegel said.

This announcement contains "forward looking statements." Words "anticipate," "believe," "estimate," "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.

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